Exhibit 4.11

CONSENT OF SIMON HÉBERT

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2014 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Simon Hébert, participated in the preparation of the technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec” completed in January 2014 (the “Report”), concerning mineralized material in the Ashuanipi property for the Company. Portions of the Report are summarized under headings “Item III – Description of the Business – 3.4.4 Geological Setting; 3.4.5 Exploration and Drilling; and 3.4.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2014 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Simon Hébert
Name: Simon Hébert Geologist in training

May 15, 2014